SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Compensation

On February 13, 2007, the Compensation Committee of our Board of Directors approved salary increases, bonus awards and long-term incentive awards for our executive officers.

2007 Base Salaries

The Compensation Committee approved increases in base salaries for 2007 for our executive officers, as follows:

Name	Title	2007 Base Salary
Paul H. McDowell	Chief Executive Officer	$405,000 ($30,000 increase)
Shawn P. Seale	Senior Vice President, Chief Financial Officer and Treasurer	$320,000 ($20,000 increase)
William R. Pollert	President	$225,000 ($25,000 increase)
Robert C. Blanz	Senior Vice President and Chief Investment Officer	$275,000 ($30,000 increase)
Paul C. Hughes	Vice President, General Counsel and Corporate Secretary	$215,000 ($15,000 increase)

Cash Bonuses

The Compensation Committee approved annual cash bonus awards with respect to the year ended December 31, 2006, as follows:

Name	Title	2006 Cash Bonus
Paul H. McDowell	Chief Executive Officer	$270,000
Shawn P. Seale	Senior Vice President, Chief Financial Officer and Treasurer	$260,000
William R. Pollert	President	$165,000
Robert C. Blanz	Senior Vice President and Chief Investment Officer	$260,000
Paul C. Hughes	Vice President, General Counsel and Corporate Secretary	$105,000

Long-Term Incentive Awards

The Compensation Committee approved long-term incentive awards in the form of restricted stock granted under our 2004 stock incentive plan, to our executive officers, as follows:

Name	Title	Number of Shares
Paul H. McDowell	Chief Executive Officer	52,000
Shawn P. Seale	Senior Vice President, Chief Financial Officer and Treasurer	50,000
William R. Pollert	President	35,000
Robert C. Blanz	Senior Vice President and Chief Investment Officer	45,000
Paul C. Hughes	Vice President, General Counsel and Corporate Secretary	27,000

The long-term incentive awards, which are scheduled to vest over five years, were allocated 75% as performance-based awards and 25% as time-based awards. The performance-based awards are scheduled to vest through March 24, 2012, if performance criteria determined by the Compensation Committee is met and as long as the executive officer continues to be employed by our company. One-fifth of the performance-based shares will be available for vesting annually beginning on March 24, 2008, provided that shares which fail to vest in any year will accumulate and not be forfeited but will be available for vesting in subsequent years through March 24, 2012, at which time all unvested shares will be forfeited.

The time-based awards are scheduled to vest in five equal annual installments beginning on March 24, 2008, as long as the executive officer continues to be employed by our company.

The long-term incentive awards are payable on March 24, 2007, the anniversary of our initial public offering, and will be governed by a stock award agreement substantially in the form attached hereto as Exhibit 10.1. The vesting of the awards may accelerate upon certain events in accordance with the stock award agreements and each executive officer’s respective employment agreement. The awards will have voting and dividend rights unless and until forfeited.

Employment Agreement with our General Counsel

On February 13, 2007, the Compensation Committee approved an employment agreement between our company and Paul C. Hughes, our vice president, general counsel and corporate secretary. The employment agreement is substantially similar to the agreements we entered into with Messrs. McDowell, Pollert, Seale and Blanz at the time of our initial public offering.

Salary, Bonus and Other Benefits

Under the agreement, Mr. Hughes is entitled to an annual base salary (as noted above, set at $215,000 for 2007), and an annual bonus and restricted stock awards at the discretion of the Compensation Committee. He is also eligible for the same benefits, including participation in our retirement and welfare plans, as other similarly situated employees, and such other benefits as our Board may, from time to time, establish. We currently provide Mr. Hughes with a term life insurance benefit of $500,000; and a disability insurance benefit providing a monthly income replacement of $13,300 until age 65 in the event of disability.

Term

Mr. Hughes’s agreement is for an initial term of approximately three years (through December 31, 2009), and automatically extends for one additional year each December 31, unless either party provides written notice to the other party at least 90 days prior to December 31 that it does not wish to renew the agreement. However, each of Mr. Hughes and the company has reserved the right to terminate the agreement at any time for any reason, subject to the severance that may be due as described below.

Severance

Non-Renewal. In the event the company elects not to renew the agreement, Mr. Hughes will be entitled on the date his employment ends to a lump sum payment equal to his then current annual base salary.

Death or Disability. If Mr. Hughes’s employment is terminated as a result of his death or disability, he (or his estate) will be entitled to a lump sum payment equal to:

• a pro rata portion of his highest annual bonus for the prior three calendar years; and

• immediate vesting of all unvested stock awards granted under our stock incentive plan.

Without Cause or with Good Reason. If Mr. Hughes’s employment is terminated by the company without “cause” or by him with “good reason” (and other than in connection with Mr. Hughes’s death or disability or a decision not to extend the agreement), Mr. Hughes will be entitled to the following severance.

• two times his then current annual base salary;

• two times his average annual bonus for the past three years;

• a pro rata portion of his highest annual bonus for the prior three calendar years;

• continued payment of the employer portion of life, health and disability premiums for 24 months; and

• immediate vesting of all unvested stock awards granted under our stock incentive plan.

“Cause” and “good reason” are generally defined to mean:

Cause	Good Reason
• the executive’s conviction of, or a plea of guilty or nolo contendere to, a felony;
• the executive’s intentional failure to substantially perform reasonably assigned material duties;
• the executive’s willful misconduct in the performance of the executive’s duties; or

• a reduction in base salary;
• a demotion or a material reduction in duties, subject to a 30-day right to cure;
• a requirement for the executive to be based at a location other than the New York, New York metropolitan area; or

• the executive’s material breach of any non-competition or non-disclosure agreement in effect between him and us.	• any material breach of the employment agreement by us, subject to a 30-day right to cure.

Change of Control. Mr. Hughes is entitled to the same benefits described above for a termination without cause or with good reason, plus a gross-up for any excise taxes imposed by the Internal Revenue Service, in the event his employment is terminated in connection with a “change of control” of our company. These benefits will be paid if any of the following circumstances apply:

• termination is without cause or with good reason within 12 months following a change of control;

• termination is without cause while the company is negotiating a transaction that reasonably could result in a change of control; or

• termination is without cause and a change of control occurs within three months of termination.

A “change of control” is generally defined to mean:

• the acquisition by any person of more than 50% of our then outstanding voting securities;

• the merger or consolidation of our company with another entity, unless the holders of our voting shares immediately prior to the merger or consolidation have at least 50% of the combined voting stock of the surviving entity of the merger or consolidation;

• the sale or disposition of all or substantially all of our company’s assets;

• the liquidation or dissolution of our company; or

• directors who constituted our Board of Directors on the date of the agreement cease for any reason to constitute a majority of our directors, unless the nomination of the successor to any such director is approved by a majority of our directors in office immediately prior to such cessation.

In addition, under the terms of our 2004 stock incentive plan, all unvested stock awards to Mr. Hughes (as well as to all of our other employees) will automatically vest upon a change of control of our company (irrespective of a termination of employment).

Mr. Hughes must execute a release of all claims for the benefit of our company, its affiliates and our officers and directors in order to receive any severance payment described above.

Non-Compete

Mr. Hughes has also agreed not to compete with us or solicit our customers or employees for the one-year period after termination of his employment for any reason.

The foregoing description of the employment agreement with Mr. Hughes does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which has been filed as Exhibit 10.2 to the Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Amendment to Employment Agreement with our Chief Investment Officer

On February 13, 2007, the Compensation Committee approved an amendment to the employment agreement between our company and Robert C. Blanz, our senior vice president and chief investment officer. The amendment increased the life insurance benefit provided to Mr. Blanz to $1.0 million (from $750,000) and increased the multiple of base salary and bonus we would be required to pay Mr. Blanz following a termination of his employment without cause or with good reason or in connection with a change of control to three (3) (from two (2)).

The foregoing description of the amendment to the employment agreement with Mr. Blanz does not purport to be complete and is qualified in its entirety by reference to the amendment, a copy of which has been filed as Exhibit 10.3 to the Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
10.1	Form of Restricted Stock Award Agreement - Executive Officers
10.2	Employment Agreement dated February 13, 2007 between Capital Lease Funding, Inc. and Paul C. Hughes
10.3	Amendment No. 1 to the Employment Agreement dated March 24, 2004 between Capital Lease Funding, Inc. and Robert C. Blanz, dated February 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial
Officer and Treasurer

DATE: February 20, 2007